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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

FROM:             THE ACKERLEY GROUP, INC., (206) 624-2888

Media Contact:    Christina Prather of The MWW Group, (206) 689-8505

Analyst Contact:  Dan Evans, Jr., Vice President Public Affairs
                  Denis Curley, Co-President and Chief Financial Officer Leon Berman, The MWW Group, 1-800-724-7602

         THE ACKERLEY GROUP COMPLETES SALE OF AK MEDIA/FLORIDA TO CLEAR CHANNEL COMMUNICATIONS, INC.

         SEATTLE, Jan. 6 /PRNewswire/ -- The Ackerley Group (NYSE: AK - news), announced today that the company has completed the sale of its Miami/Ft. Lauderdale and West Palm Beach outdoor billboard business to Eller Media Company, a subsidiary of Clear Channel Communications, Inc. (NYSE: CCU - news) for $300 million in cash. The amount paid represents 34 times The Ackerley Group's Florida outdoor division's 1999 operating cash flow.

         The company used $199 million of the proceeds to eliminate its current outstanding senior bank debt. The remainder, as well as a $325 million unused revolver, is available to fuel future acquisitions in the outdoor, television, radio and sports and entertainment markets that benefit The Ackerley Group's existing media properties.

         The Ackerley Group is comprised of four operating segments, which contain a total of 23 independent media and entertainment operations. The Outdoor Media segment includes outdoor advertising in Seattle/Tacoma, Boston and Portland, Ore. The Television Broadcasting segment owns, operates under management agreements, or has applications pending with the FCC for 13 stations in California, New York, Washington, Oregon and Alaska. The Radio Broadcasting segment owns and operates four radio stations in the Seattle- Tacoma market. The Sports & Entertainment segment includes Full House Sports & Entertainment, the NBA's Seattle SuperSonics and a new WNBA expansion team. For more information, visit The Ackerley Group web site at www.ackerley.com.